Exhibit 11

VEDDER PRICE	VEDDER, PRICE, KAUFMAN & kAMMHOLZ, P.C. 222 NORTH LASALLE STREET CHICAGO, ILLINOIS 60801 312-609-7500 OFFICES IN CHICAGO, NEW YORK CITY AND ROSELAND, NEW JERSEY

March 15, 2005

Scudder Variable Series II

Scudder Small Cap Portfolio

222 South Riverside Plaza

Chicago, Illinois 60606

Ladies and Gentlemen:

We are acting as counsel to the Scudder Variable Series II, a Massachusetts business trust (the “Acquiring Trust”), in connection with the Trust’s filing of a Registration Statement on Form N-14 and Pre-Effective No. 1 to the Registration Statement (File No. 333-122256) (collectively, the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”), covering the issuance of shares of beneficial interest, without par value, of Class A shares and Class B shares (the “Shares”) of the Scudder Small Cap Growth Portfolio, a series of the Acquiring Trust (the “Acquiring Fund”), pursuant to the proposed reorganization with Scudder 21st Century Growth Portfolio (the “Acquired Fund”), a series of Scudder Variable Series I, a Massachusetts business trust (the “Acquired Trust”), as described in the Registration Statement and pursuant to the form of Agreement and Plan of Reorganization by and among the Acquiring Trust on behalf of the Acquiring Fund, the Acquired Trust on behalf of the Acquired Fund and Deutsche Investment Management Americas Inc. (for purposes of Section 10.2 only) included in the Registration Statement (the “Agreement”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Registration Statement. In connection with rendering that opinion, we have examined the Registration Statement, the Acquiring Trust’s Amended and Restated Agreement and Declaration of Trust, as amended (the “Declaration of Trust”), the Acquiring Trust’s Bylaws, as amended, the actions of the Trustees of the Acquiring Trust that authorize the approval of the foregoing documents, securities matters and the issuance of the Shares, and such other documents as we, in our professional opinion, have deemed necessary or appropriate as a basis for the opinion set forth below. In examining the documents referred to above, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of documents purporting to be originals and the conformity to originals of all documents submitted to us as copies. As to questions of fact material to our opinion, we have relied (without investigation or independent confirmation) upon the representations contained in the above-described documents and on certificates and other communications from public officials and officers and Trustees of the Acquiring Trust.

VEDDERPRICE

Scudder Variable Series II

Scudder Small Cap Portfolio

March 15, 2005

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal securities laws of the United States of America and the laws of the Commonwealth of Massachusetts, which, in our experience, are normally directly applicable to the issuance of shares of beneficial interest by an entity such as the Acquiring Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing and the qualifications set forth below, we are of the opinion that (a) the Shares to be issued pursuant to the Registration Statement and the Agreement have been duly authorized for issuance; and (b) when issued upon the terms provided in the Registration Statement and the Agreement, subject to compliance with the Securities Act of 1933, as amended (the “1933 Act”), the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities, the Shares to be issued pursuant to the Registration Statement and the Agreement will be validly issued, fully paid and non-assessable.

Under Massachusetts law, shareholders of a “Massachusetts business trust” could, under certain circumstances, be held personally liable for the obligations of the Acquiring Trust or the Acquiring Fund. However, the Declaration of Trust disclaims shareholder liability for acts and obligations of the Acquiring Trust or the Acquiring Fund and requires that notice of such disclaimer be given in each note, bond, contract, instrument, certificate or undertaking made or issued by the Trustees or officers of the Trust. The Declaration of Trust also provides for indemnification out of the property of the Acquiring Fund for all losses and expenses of any shareholder of the Acquiring Fund held personally liable for the obligations of the Acquiring Fund. Thus, the risk of liability is limited to circumstances in which the Acquiring Fund would be unable to meet its obligations.

This opinion is rendered solely for your use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion with the SEC in connection with the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder. The opinions expressed herein are matters of professional judgment and are not a guarantee of result.

Very truly yours,

/s/    Vedder, Price, Kaufman & Kammholz, P.C.

Vedder, Price, Kaufman & Kammholz, P.C.

RJM/DBE